FOR IMMEDIATE RELEASE

Contacts:    Martha Fleming, Charles D. Christy
Fidelity Southern Corporation (404) 240-1504
FIDELITY SOUTHERN CORPORATION REPORTS EARNINGS
FOR FOURTH QUARTER OF $12.4 MILLION; $39.8 MILLION IN 2017
ATLANTA, GA (January 18, 2018) – Fidelity Southern Corporation (“Fidelity” or the “Company”) (NASDAQ: LION), holding company for Fidelity Bank (the “Bank”), today reported net income of $12.4 million, or $0.46 per diluted share for the quarter ended December 31, 2017, compared with $7.9 million, or $0.30 per diluted share, for the quarter ended September 30, 2017. For the year ended December 31, 2017, the Company reported net income of $39.8 million, or $1.49 per diluted share, compared with $38.8 million, or $1.50 per diluted share, for the same period in 2016.

Fidelity’s Chairman, Jim Miller, said, “With a little help from Washington, we made a lot of money as our “old” strategy played out in 2017. That strategy was modified beginning early in 2017. Interest rates are the reason. However, destructive interest rate competition in commercial credits has only now abated and our ability to compete is here. Our efforts did pay off in the 4th quarter. Much more is to come as the loan portfolio is rebalanced to higher income commercial credits as consumer lending is deemphasized to meet today’s reality.”

President Palmer Proctor added, “We have created good momentum this year in positioning the bank for future organic growth from our commercial bank and mortgage businesses, becoming more efficient and effective in all we do, and being ready for any strategic opportunities that may arise. We are very pleased with the 20% annual growth in our demand and money market deposits, continued improvements in our asset quality, and the 9% or $1.15 per share growth in our tangible book value. We are optimistic about 2018.”

RECENT EVENTS
As a result of the Tax Cuts and Jobs Act that was enacted into law on December 22, 2017, Fidelity revalued its net deferred tax liability position to reflect the reduction in the federal corporate income tax rate from 35% to 21%. This revaluation resulted in a one-time income tax benefit of approximately $4.9 million, or $0.18 of diluted earnings per common share, for the fourth quarter of 2017.

BALANCE SHEET
Total assets grew by $71.4 million, or 1.6%, during the quarter, to $4.6 billion at December 31, 2017, compared to $4.5 billion at September 30, 2017, primarily due to increased loan production of $188.7 million, partially offset by a decrease in cash of $125.7 million during the quarter. Demand and money market deposits grew by $27.4 million, but this increase was partially offset by a seasonal decrease in time and savings deposits of $98.6 million, for a net decrease in deposits of $71.2 million during the quarter.

Short-term FHLB borrowings and securities sold under repurchase agreements increased by $135.8 million, due to the increased loan production and lower deposit funding. In addition, other liabilities decreased by $6.8 million, or 15.6%, due primarily to the revaluation of the deferred tax liability at December 31, 2017, as discussed in the Income Taxes section below.
Total assets grew by $187.2 million or 4.3%, to $4.6 billion at December 31, 2017, compared to $4.4 billion at December 31, 2016. Primary drivers of the year over year change were loan growth of $171.1 million, or 4.5%, funded by total deposit increases of $236.6 million, or 6.5%, which allowed the Company to eliminate $92.8 million, or 38.1%, of short-term borrowings, as compared to December 31, 2016.
Loans
Total loans of $3.9 billion at December 31, 2017, increased by $188.7 million, or 5.0%, as compared to September 30, 2017. Increases of $106.5 million in indirect loans, $19.6 million in commercial/SBA loans, and $40.6 million in mortgage loans were noted in the quarter. Indirect loan production increased by $88.9 million, or 34.7%, in anticipation of indirect loan sales in the first half of 2018. Loans held-for-sale increased by $17.4 million, as the pipeline for expected loan sales was raised for the quarter.
Total loans increased by $171.1 million, or 4.5%, compared to December 31, 2016. An increase in mortgage loans of $134.7 million accounted for most of the increase, primarily due to lower sales of mortgage loans of $226.6 million in 2017. Commercial and construction portfolios also experienced growth year over year.
Asset Quality
Asset quality remained strong as evidenced by the reduction in non performing assets, excluding the guaranteed portion of SBA and GNMA loans (“adjusted NPA’s”) and acquired loans. Adjusted NPA’s, a non-GAAP measure, decreased by $4.6 million, or 11.5%, during 2017. The reconciliation to the comparable GAAP measure is included in the schedules accompanying this release.
On a linked-quarter basis, the provision for loan losses decreased by $1.4 million, while net charge-offs were flat. Gross charge-offs increased by $1.6 million, offset by an increase in gross recoveries of $1.8 million, on a linked-quarter basis, mainly due to charge-offs of specific reserves established in prior quarters on several C&I loans to operating companies. Annualized net charge-offs remained relatively flat at an increase of 0.1% of average loans. No provision for loan losses was recorded in the fourth quarter due to elevated loan recoveries.
Compared to 2016, the provision for loan losses for the year decreased by $4.0 million, reflecting strong asset quality.
Fair Value Adjustments
Loan servicing rights increased by $725,000, or 0.6%, to $112.6 million at December 31, 2017, compared to $111.9 million at September 30, 2017, and by $13.3 million, or 13.4%, compared to December 31, 2016. Mortgage servicing rights (“MSRs”), the primary component of loan servicing rights, contributed the majority of the change, increasing by $1.6 million and $14.5 million during the quarter and year, respectively.
New loan servicing rights capitalized on sales of mortgage loans with servicing retained decreased by $1.7 million, or 19.8%, for the quarter but increased $766,000, or 2.7%, for the year. Capitalized servicing decreased on a linked-quarter basis due to the seasonality of mortgage production. Historically, production begins to decrease after the strong summer buying season. Capitalized servicing increased for the year even though sales of loans with servicing retained decreased by $305.2 million, or 12.1%, for the year because, as a result of rising interest rates, servicing rights are expected to remain in the portfolio longer, leading to higher projected expected lives. The decrease in sales of loans sold servicing retained was primarily due to fewer originated mortgages from refinance transactions, as year over year, we originated $513.3 million, or 55.7%, fewer refinance loans. This was partially offset by increased volume of purchase money mortgages and new market expansion.
Amortization of MSRs was flat for the linked-quarter, increasing by $48,000, or 1.4%, but was $1.6 million, or 10.2%, lower in 2017 compared to the prior year. The annual decrease is primarily the result of lower actual and predicted early prepayments in 2017, compared to 2016, as a result of the relatively more stable interest rate environment in 2017.
MSRs impairment of $1.5 million was recorded during the quarter, an increase of $932,000, or 171.2%, compared to the prior quarter. The increase in impairment was primarily related to higher actual early prepayments, and higher expected future delinquent servicing costs. Higher future servicing costs are expected as the Company continues to adapt to and implement increased regulatory requirements and as the average age of the serviced portfolio grows.
The current estimated fair market value of the MSRs was $103.7 million at December 31, 2017, an excess of $3.0 million over the net carrying value recorded. If interest rates trend upward, the fair market value would theoretically increase with a corresponding decrease in early prepayment expectations and some portion of the cumulative impairment recorded may be recovered. However, the value of the MSRs is highly dependent on current market rates so any interest rate volatility could significantly impact the value of the asset and the recorded impairment, either positively or negatively.
Fair value gains on the portfolio of mortgage loans held for sale, interest rate lock commitments (“IRLCs”) and hedge items were $10.3 million at December 31, 2017, a decrease of $1.3 million, or 11.5%, for the quarter. The decrease was primarily attributable to a decrease in the gross pipeline of locked loans to be sold during the winter months, historically a lower buying season and one of the lowest production periods of the year. In the future, slower winter seasonality should be partially offset by continued expansion into Florida markets, where winter home buying is stronger than in other markets. Since the Bank hedges its mortgage pipeline and held for sale portfolio, the volatility of these items due to interest rate movements collectively should be minimal.
Deposits
Fidelity continued to focus on core deposit growth as demand and money market deposits grew by $27.4 million, or 1.1%, to $2.6 billion, during the quarter, and by $445.0 million, or 20.4%, in 2017. Florida total deposits increased by $10.8 million, during the quarter, and $241.7 million in 2017. Noninterest-bearing demand deposits ended 2017 at a record level of $1.1 billion, an increase of $12.9 million, or 1.2%, for the quarter and $160.7 million, or 16.7%% in 2017.
Increases in demand and money market deposits were partially offset by decreases in savings deposits of $33.1 million and $81.0 million and time deposits of $65.5 million and $127.4 million, for the quarter and year over year, respectively. The enhanced core deposit base allowed the Bank to be more relationship-oriented in its approach to time deposits and non core brokered CD’s which decreased by $30.6 million and $64.5 million, for the quarter and year over year, respectively.
INCOME STATEMENT
Net Income
Net income was $12.4 million, or $4.5 million more than the previous quarter. The increase in earnings was driven by an increase in net interest income of $2.5 million, primarily due to an increase in loan yield and average loans, the aforementioned decrease in provision for loan losses, and a $5.4 million decrease in income tax expense, including a one-time tax benefit of $4.9 million as a result of the revaluation of the net deferred tax liability, as discussed in the Income Taxes section below. The increases in net income driven by these items were partially offset by lower noninterest income of $4.8 million, primarily led by mortgage lending activities as a result of lower originations and loan sales due to seasonality.
Net income was $39.8 million for the year, an increase of $1.0 million, or 2.7%, as compared to the same period in the prior year, primarily driven by higher net interest income of $6.4 million, lower provision for loan losses of $4.0 million, offset by lower noninterest income of $6.4 million, and higher noninterest expense of $9.9 million. In addition, income tax expense was $6.9 million lower in 2017, including the one-time benefit discussed above.
Interest Income
Interest income of $41.7 million for the quarter increased by $2.5 million, or 6.7%, compared to the prior quarter, primarily driven by an increase of 17 basis points in the yield on loans and an increase in average loans of $106.5 million. Interest income on loans for the quarter included $1.2 million in accretable yield earned on the purchased credit impaired (“PCI”) loan portfolio, which accounted for 7 basis points of the increase.

Management does not believe that the increase in the accretable yield recognized during the quarter is reflective of a trend that will continue in future quarters.
This increase was partially offset by a decrease in interest income from excess fed funds sold and interest-bearing deposits with banks of $230,000, or 2 basis points for the quarter as excess funds were used to pay down short-term borrowings.
As compared to the same period in the prior year, interest income increased by $3.4 million, or 8.8%, as the yield on loans increased by 25 basis points, primarily in the commercial, construction, and mortgage loan portfolios, including an increase of 7 basis points attributable to accretable yield.
Interest income was $158.0 million for the year, an increase of $8.7 million or 5.8%, compared to the same period in the prior year, primarily due to an increase of 5 basis points in the yield on loans and an increase in $139.1 million in average loans.
Interest Expense
Interest expense of $5.8 million, increased slightly by $68,000, or 1.3%, for the quarter, primarily due to a 1 basis point increase in deposit expense for the quarter. As compared to the same periods in the prior year, interest expense increased by $427,000, or 8.0%, for the quarter, and by $2.3 million, or 11.2%, year over year, as market rates and balances on deposits increased over the past twelve months.
Net Interest Margin
The net interest margin was 3.42% for the quarter compared to 3.20% in the previous quarter, an increase of 22 basis points. The yield on total average earning assets increased from 3.75% to 3.97%, offset by a slight increase in the yield on total interest bearing liabilities of 1 basis point to 0.78%. Average loans increased by $106.5 million with a 17 basis point increase in yield, due to higher yields on indirect lending, mortgage and commercial/SBA loans, including an increase of 7 basis points in accretable yield on PCI loans. Management does not believe that the increase in the accretable yield recognized during the quarter is reflective of a trend that will continue in future quarters.
Average interest-bearing liabilities decreased by $6.0 million, primarily driven by a decrease in average time deposits, partially offset by increases in average demand and savings deposits, as the Bank focused on core deposit growth, and the previously discussed increase in borrowings for the quarter to fund loan growth.
As compared to the same period a year ago, the net interest margin for the quarter, increased by 17 basis points to 3.42% from 3.25%, primarily due to a 25 basis point increase in the yield on earning assets, offset by an increase in the yield on total interest-bearing liabilities of 7 basis points from 0.71%. Higher yields on earning assets included an increase of 7 basis points in accretable yield on PCI loans. Average earning assets increased by $117.0 million, primarily due to an increase in average loans over the year and and the excess cash generated over the year by the increase in deposits. Average interest-bearing liabilities decreased by $53.1 million, primarily driven by an decrease in average borrowings of $264.1 million, offset by an increase in average interest-bearing deposits of $210.9 million.
Noninterest Income
On a linked-quarter basis, noninterest income decreased by $4.8 million, or 10.1%, largely due to a net decrease in income from mortgage banking activities of $4.1 million, or 11.0%, including a $1.5 million MSRs impairment. Marketing gains and origination points and fees decreased primarily due to lower mortgage production, which decreased $83.1 million, due to seasonality of mortgage production, and a lower pipeline of locked loans to be sold, which decreased by $61.5 million, or 23.2%, during the quarter. In addition, mortgage loan sales decreased $129.4 million, or 17.7%, during the quarter. SBA lending activities income decreased by $879,000, due to lower gain on loan sales and increased held for sale balances, and other income decreased by $560,000, a direct result of lower gains on OREO sales. Offsetting these decreases, indirect lending activities income increased by $665,000, led by an increase in indirect loan sales of $32.6 million, resulting in higher gain on sale of $269,000 and an increase in capitalization of servicing rights of $224,000 as the Company retained the servicing on those sales.
Compared to the same period a year ago, noninterest income for the quarter of $28.9 million decreased by $18.3 million, or 38.7%, primarily due to a net decrease in income from mortgage banking activities of $16.5 million, or 44.1%, stemming from a change in MSRs impairment/recovery of $14.6 million.
Noninterest income was $135.0 million in 2017, a decrease of $6.4 million, or 4.5%, compared to the prior year, primarily due to decreases in income from mortgage banking activities of $2.8 million, indirect lending activities of $2.4 million, and SBA lending activities of $1.1 million. Year over year changes are primarily the result of lower MSRs recovery and gain on asset sales.
Noninterest Expense
On a linked-quarter basis, total noninterest expense increased by $73,000, or 0.1%, for the quarter, primarily due to an increase in fraud and other losses of $587,000, loan origination expenses of $383,000 and $284,000 in OREO property tax expense. These increases were offset by a decrease in salaries and employee benefits, and commissions of $1.4 million, or 4.0%, due to a decrease in commissions of $797,000 relating to lower mortgage loan production for the quarter. Salaries decreased by $586,000, primarily due to decreases in temporary help, overtime, 401K expense, and supplemental retirement expense.
Compared to the prior year quarter, noninterest expense of $52.9 million decreased by $1.3 million, or 2.3%. Salaries and employee benefits, and commissions decreased by $1.1 million, or 3.2%, compared to the same quarter in 2016, due primarily to a decrease in commissions as mortgage loan production was lower in 2017 than 2016.
Noninterest expense of $210.9 million increased by $9.9 million, or 4.9%, year over year. The increase in noninterest expense was related to organic growth in the mortgage and Wealth Management divisions, and expense related to our operational excellence initiative launched earlier in the year. Salaries and employee benefits, and commissions increased by $7.3 million, or 5.6%, for the year, mainly due to an increase in the FTE count of 109, or 8.5%, primarily due to growth in our mortgage and Wealth Management businesses. Professional and other services also increased by $3.1 million, or 20.5%, primarily due to increased expenses paid to outside third parties for infrastructure improvement projects and costs associated with new and existing regulations. Fidelity remains committed to implementing changes to operations and technology that will enable the Bank to be more efficient and effective in its growth strategies.
Income Taxes
The Tax Cuts and Jobs Act enacted on December 22, 2017 included, among other things, a reduction in the federal corporate income tax rate from 35 percent to 21 percent from the beginning of the tax year 2018. The income tax rate change will favorably impact Fidelity’s effective tax rate going forward.
As a result of the rate change, Fidelity revalued its net deferred tax liability at December 31, 2017 which reduced income tax expense by $4.9 million for the quarter. The main component of Fidelity’s net deferred tax liability position is the timing of MSRs income recognition which resulted in an $11.2 million tax benefit, partially offset by tax expense of $5.9 million to revalue future deductions related to the loan loss allowance and employee compensation programs at the lower corporate income tax rate going forward.

Excluding the effects of the one-time tax benefit recorded to revalue the net deferred tax liability and the benefit of discrete items recorded during the quarter for employee stock option exercises, the effective tax rate was constant compared to the prior quarter at 38.3%.
The one-time tax benefit recorded during the quarter to revalue the net deferred tax liability represents a reasonable estimate determined by management. Any adjustments to provisional amounts determined during the measurement period will be reported as an adjustment to income tax expense or benefit in future periods.
The revaluation of the net deferred tax liability as a result of the rate change does not have any cash flow effect. Additionally, the change in the tax rate does not impact the time frame when the net deferred tax liability is expected to be settled.
OTHER NEWS
Fidelity continued its retail branch expansion during the quarter with the opening of the Capital Circle branch in Tallahassee, Florida on December 29, 2017. Fidelity has received regulatory approval to open two additional branches in Georgia which it expects to open in Macon and Covington in Q1 2018, which will bring the total number of retail branches to 68.
ABOUT FIDELITY SOUTHERN CORPORATION
Fidelity Southern Corporation, through its operating subsidiaries, Fidelity Bank and LionMark Insurance Company, provides banking services and Wealth Management services and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. Indirect auto and mortgage loans are provided throughout the South and parts of the Midwest while SBA loans are originated nationwide. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.
NON-GAAP FINANCIAL MEASURES
This release contains certain non-GAAP financial measures. The “GAAP TO NON-GAAP RATIO RECONCILIATION” tables included below reconcile GAAP to non-GAAP ratios. The non-GAAP ratios contain financial information determined by methods other than in accordance with GAAP. Management uses these “non-GAAP” financial measures in its analysis of the Company’s performance. Management believes that presentation of these non-GAAP financial measures provides useful supplemental information that allows better comparability with prior periods, as well as with peers in the industry and provides a greater understanding of the asset quality of the Company’s loan portfolio exclusive of the indirect auto, government-guaranteed and acquired loan portfolios. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
SAFE HARBOR
This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” from Fidelity Southern Corporation’s 2016 Annual Report filed on Form 10-K with the Securities and Exchange Commission. Additional information and other factors that could affect future financial results are included in Fidelity’s filings with the Securities and Exchange Commission.
-end-

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	As of or for the Quarter Ended			As of or for the twelve months ended
($ in thousands, except per share data)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
INCOME STATEMENT DATA:
Interest income	$41,653	$39,105	$38,287	$157,978	$149,283
Interest expense	5,779	5,711	5,352	22,730	20,448
Net interest income	35,874	33,394	32,935	135,248	128,835
Provision for loan losses	—	1,425	2,485	4,275	8,231
Noninterest income	28,888	33,638	47,143	134,952	141,325
Noninterest expense	52,910	52,837	54,170	210,870	201,020
Net income before income taxes	11,852	12,770	23,423	55,055	60,909
Income tax (benefit) expense	(591)	4,836	8,358	15,259	22,143
Net income	12,443	7,934	15,065	39,796	38,766
PERFORMANCE:
Earnings per common share - basic	$0.46	$0.30	$0.57	$1.50	$1.52
Earnings per common share - diluted	0.46	0.30	0.57	1.49	1.50
Total revenues	70,541	72,743	85,430	292,930	290,608
Book value per common share	14.86	14.47	13.78	14.86	13.78
Tangible book value per common share	14.41	14.00	13.26	14.41	13.26
Cash dividends paid per common share	0.12	0.12	0.12	0.48	0.48
Dividend payout ratio	26.09%	40.00%	21.05%	32.00%	31.58%
Return on average assets	1.10%	0.70%	1.37%	0.89%	0.92%
Return on average shareholders’ equity, annualized	12.57%	8.28%	16.90%	10.68%	11.61%
Equity to assets ratio	8.78%	8.61%	8.26%	8.78%	8.26%
Net interest margin	3.42%	3.20%	3.25%	3.26%	3.32%
END OF PERIOD BALANCE SHEET SUMMARY:
Total assets	$4,576,858	$4,505,423	$4,389,685	$4,576,858	$4,389,685
Earning assets	4,242,218	4,167,549	4,059,414	4,242,218	4,059,414
Loans, excluding Loans Held-for-Sale	3,580,966	3,409,707	3,302,264	3,580,966	3,302,264
Total loans	3,938,721	3,750,036	3,767,592	3,938,721	3,767,592
Total deposits	3,867,200	3,938,360	3,630,594	3,867,200	3,630,594
Shareholders’ equity	401,632	388,068	362,647	401,632	362,647
Assets serviced for others	10,242,742	10,109,466	9,207,070	10,242,742	9,207,070
ASSET QUALITY RATIOS:
Net charge-offs to average loans	0.11%	0.13%	0.29%	0.12%	0.13%
Allowance to period-end loans	0.83%	0.90%	0.90%	0.83%	0.90%
Nonperforming assets to total loans, ORE and repossessions	1.60%	1.56%	1.37%	1.60%	1.37%
Adjusted nonperforming assets to loans, ORE and repossessions(1)	1.06%	0.95%	1.15%	1.06%	1.15%
Allowance to nonperforming loans, ORE and repossessions	0.47x	0.52x	0.57x	0.47x	0.57x
SELECTED RATIOS:
Loans to total deposits	92.60%	86.58%	90.96%	92.60%	90.96%
Average total loans to average earning assets	91.95%	89.85%	93.18%	90.20%	92.64%
Noninterest income to total revenue	40.95%	46.24%	55.18%	46.07%	48.63%
Leverage ratio	8.87%	8.81%	8.58%	8.87%	8.58%
Common equity tier 1 capital	8.62%	8.81%	8.35%	8.62%	8.35%
Tier 1 risk-based capital	9.72%	9.96%	9.46%	9.72%	9.46%
Total risk-based capital	12.30%	12.68%	12.11%	12.30%	12.11%
Mortgage loan production	$669,733	$752,854	$756,868	$2,776,010	$2,970,770
Total mortgage loan sales	602,171	731,595	758,775	2,588,842	2,815,480
Indirect automobile production	345,032	256,084	269,052	1,167,373	1,255,591
Total indirect automobile production	59,681	27,115	97,916	431,227	437,812
(1) Excludes acquired loans and net of SBA & GNMA guarantees. See non-GAAP reconciliation table for the comparable GAAP.

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

($ in thousands)	December 31, 2017	September 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$186,302	$312,027	$149,711
Investment securities available-for-sale	120,121	124,827	144,310
Investment securities held-to-maturity	21,689	15,072	16,583
Loans held-for-sale	357,755	340,329	465,328

Loans	3,580,966	3,409,707	3,302,264
Allowance for loan losses	(29,772)	(30,703)	(29,831)
Loans, net of allowance for loan losses	3,551,194	3,379,004	2,870,484

Premises and equipment, net	88,463	87,792	87,915
Other real estate, net	7,621	8,624	14,814
Bank owned life insurance	71,883	71,455	70,151
Servicing rights, net	112,615	111,890	99,295
Other assets	59,215	54,403	69,145
Total assets	$4,576,858	$4,505,423	$4,389,685

LIABILITIES
Deposits
Noninterest-bearing demand deposits	$1,125,598	$1,112,714	$964,900
Interest-bearing deposits
Demand and money market	1,498,707	1,484,180	1,214,382
Savings	318,749	351,833	399,754
Time deposits	924,146	989,633	1,051,558
Total deposits	3,867,200	3,938,360	3,630,594

Short-term borrowings	150,580	14,746	243,351
Subordinated debt, net	120,587	120,554	120,454
Other liabilities	36,859	43,695	32,639
Total liabilities	4,175,226	4,117,355	4,027,038

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—
Common stock	217,555	212,633	205,309
Accumulated other comprehensive income, net	383	964	692
Retained earnings	183,694	174,471	156,646
Total shareholders’ equity	401,632	388,068	362,647
Total liabilities and shareholders’ equity	$4,576,858	$4,505,423	$4,389,685

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Quarter Ended			For the Year Ended
($ in thousands, except per share data)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
INTEREST INCOME
Loans, including fees	$40,065	$37,290	$36,935	$150,998	$143,605
Investment securities	1,015	1,011	1,241	4,404	5,233
Other	573	804	111	2,576	445
Total interest income	41,653	39,105	38,287	157,978	149,283
INTEREST EXPENSE
Deposits	4,219	4,163	3,382	15,722	13,194
Other borrowings	18	16	474	928	1,424
Subordinated debt	1,542	1,532	1,496	6,080	5,830
Total interest expense	5,779	5,711	5,352	22,730	20,448
Net interest income	35,874	33,394	32,935	135,248	128,835
Provision for loan losses	—	1,425	2,485	4,275	8,231
Net interest income after provision for loan losses	35,874	31,969	30,450	130,973	120,604
NONINTEREST INCOME
Service charges on deposit accounts	1,530	1,553	1,608	6,019	5,941
Other fees and charges	2,342	2,197	1,902	8,402	7,664
Mortgage banking activities	20,932	25,040	37,464	98,797	101,577
Indirect lending activities	2,566	1,901	3,466	12,533	14,900
SBA lending activities	581	1,460	1,330	4,540	5,659
Bank owned life insurance	411	401	458	1,670	2,374
Securities gains	—	—	—	—	578
Other	526	1,086	915	2,991	2,632
Total noninterest income	28,888	33,638	47,143	134,952	141,325
NONINTEREST EXPENSE
Salaries and employee benefits	25,745	26,331	25,808	103,366	96,684
Commissions	8,447	9,244	9,514	34,573	33,907
Occupancy, net	4,793	4,508	4,896	18,164	17,890
Professional and other services	4,620	4,604	3,539	18,343	15,224
Other	9,305	8,150	10,413	36,424	37,315
Total noninterest expense	52,910	52,837	54,170	210,870	201,020
Income before income tax (benefit)/expense	11,852	12,770	23,423	55,055	60,909
Income tax (benefit)/expense	(591)	4,836	8,358	15,259	22,143
NET INCOME	$12,443	$7,934	$15,065	$39,796	$38,766

EARNINGS PER COMMON SHARE:
Basic	$0.46	$0.30	$0.57	$1.50	$1.52
Diluted	$0.46	$0.30	$0.57	$1.49	$1.50
Weighted average common shares outstanding-basic	26,904	26,729	26,230	26,602	25,497
Weighted average common shares outstanding-diluted	27,011	26,849	26,342	26,722	25,813

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
LOANS BY CATEGORY
(UNAUDITED)

($ in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Commercial	$811,199	$789,788	$796,699	$802,905	$784,737
SBA	141,208	142,989	145,311	149,727	149,779
Total commercial and SBA loans	952,407	932,777	942,010	952,632	934,516

Construction loans	248,317	243,600	248,926	249,465	238,910

Indirect automobile	1,716,156	1,609,678	1,531,761	1,565,298	1,575,865
Installment loans and personal lines of credit	25,995	26,189	31,225	31,647	33,225
Total consumer loans	1,742,151	1,635,867	1,562,986	1,596,945	1,609,090
Residential mortgage	489,721	452,584	433,544	418,941	386,582
Home equity lines of credit	148,370	144,879	144,666	136,943	133,166
Total mortgage loans	638,091	597,463	578,210	555,884	519,748
Loans	3,580,966	3,409,707	3,332,132	3,354,926	3,302,264

Loans held-for-sale:
Residential mortgage	269,140	257,326	279,292	201,661	252,712
SBA	13,615	8,003	15,418	9,456	12,616
Indirect automobile	75,000	75,000	100,000	150,000	200,000
Total loans held-for-sale	357,755	340,329	394,710	361,117	465,328
Total loans	$3,938,721	$3,750,036	$3,726,842	$3,716,043	$3,767,592

DEPOSITS BY CATEGORY
(UNAUDITED)

	For the Quarter Ended
	December 31, 2017		September 30, 2017		June 30, 2017		March 31, 2017		December 31, 2016
($ in thousands)	Average Amount	Rate	Average Amount	Rate	Average Amount	Rate	Average Amount	Rate	Average Amount	Rate
Noninterest-bearing demand deposits	$1,124,759	—%	$1,103,414	—%	$1,027,909	—%	$961,188	—%	$978,909	—%
Interest-bearing demand deposits	1,482,686	0.44%	1,447,874	0.42%	1,363,651	0.37%	1,244,955	0.31%	1,179,837	0.25%
Savings deposits	352,235	0.33%	340,663	0.31%	357,712	0.32%	387,007	0.36%	350,885	0.33%
Time deposits	958,790	0.94%	1,021,563	0.92%	1,049,248	0.90%	1,050,897	0.83%	1,052,082	0.89%
Total average deposits	$3,918,470	0.43%	$3,913,514	0.42%	$3,798,520	0.41%	$3,644,047	0.38%	$3,561,713	0.38%

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
NONPERFORMING AND CLASSIFIED ASSETS
(UNAUDITED)

($ in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
NONPERFORMING ASSETS
Nonaccrual loans (2)(6)	$47,012	$41,408	$37,894	$38,377	$35,358
Loans past due 90 days or more and still accruing	6,313	6,534	7,210	8,414	6,189
Repossessions	2,392	2,040	1,779	1,654	2,274
Other real estate (ORE)	7,621	8,624	9,382	11,284	14,814
Nonperforming assets	$63,338	$58,606	$56,265	$59,729	$58,635

ASSET QUALITY RATIOS
Loans 30-89 days past due	$10,560	$10,193	$7,181	$11,735	$7,707
Loans 30-89 days past due to loans	0.29%	0.30%	0.22%	0.35%	0.23%
Loans past due 90 days or more and still accruing to loans	0.18%	0.19%	0.22%	0.25%	0.19%
Nonperforming loans as a % of loans	1.49%	1.41%	1.35%	1.39%	1.26%
Nonperforming assets to loans, ORE, and repossessions	1.76%	1.56%	1.51%	1.60%	1.55%
Adjusted nonperforming assets to loans, ORE and repossessions(8)	1.06%	0.95%	1.02%	1.10%	1.15%
Nonperforming assets to total assets	1.38%	1.30%	1.22%	1.32%	1.34%
Adjusted nonperforming assets to total assets(8)	0.78%	0.74%	0.78%	0.85%	0.92%
Classified Asset Ratio(4)	20.70%	20.59%	20.14%	20.97%	21.22%
ALL to nonperforming loans	55.83%	64.04%	67.46%	65.09%	71.80%
Net charge-offs, annualized to average loans	0.11%	0.13%	0.09%	0.16%	0.28%
ALL as a % of loans	0.83%	0.90%	0.91%	0.91%	0.90%
Adjusted ALL as a % of adjusted loans(7)	1.16%	1.29%	1.30%	1.35%	1.38%
ALL as a % of loans, excluding acquired loans(5)	0.88%	0.96%	0.98%	0.98%	0.99%

CLASSIFIED ASSETS
Classified loans(1)	$77,679	$75,033	$71,040	$71,082	$68,128
ORE and repossessions	10,013	10,664	11,161	12,938	17,088
Total classified assets(3)	$87,692	$85,697	$82,201	$84,020	$85,216

(1) Amount of SBA guarantee included in classified loans	$2,930	$2,755	$7,458	$5,213	$7,735
(2) Amount of repurchased government-guaranteed loans, primarily residential mortgage loans, included in nonaccrual loans	$19,478	$15,450	$12,502	$12,287	$7,771
(3) Classified assets include loans having a risk rating of substandard or worse, both accrual and nonaccrual, repossessions and ORE, net of loss share and purchase discounts
(4) Classified asset ratio is defined as classified assets as a percentage of the sum of Tier 1 capital plus allowance for loan losses
(5) Allowance calculation excludes the recorded investment of acquired loans, due to valuation calculated at acquisition
(6) Excludes purchased credit impaired (PCI) loans which are not removed from their accounting pool
(7) Excludes indirect and acquired loans. See non-GAAP reconciliation table for a reconciliation to the comparable GAAP measure
(8) Excludes acquired loans and net of SBA & GNMA guarantees. See non-GAAP reconciliation table for a reconciliation to the comparable GAAP measure

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
INCOME FROM INDIRECT LENDING ACTIVITIES
(UNAUDITED)

	For the Quarter Ended
(in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Loan servicing revenue	$2,158	$2,130	$2,199	$1,919	$2,343
Gain on sale of loans	532	263	1,074	1,821	993
Gain on capitalization of servicing rights	406	182	1,020	1,403	781
Ancillary loan servicing revenue	247	172	204	153	302
Gross indirect lending revenue	3,343	2,747	4,497	5,296	4,419
Less:
Amortization of servicing rights, net	(777)	(846)	(857)	(870)	(953)
Total income from indirect lending activities	$2,566	$1,901	$3,640	$4,426	$3,466

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
ANALYSIS OF INDIRECT LENDING
(UNAUDITED)

	As of or for the Quarter Ended
($ in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Average loans outstanding(1)	$1,748,179	$1,627,946	$1,675,644	$1,756,958	$1,702,006
Loans serviced for others	$1,056,509	$1,114,710	$1,216,296	$1,197,160	$1,130,289
Past due loans:
Amount 30+ days past due	3,423	2,965	1,535	2,223	2,972
Number 30+ days past due	283	255	143	200	252
30+ day performing delinquency rate(2)	0.19%	0.18%	0.09%	0.13%	0.17%
Nonperforming loans	1,916	1,405	1,363	1,778	1,278
Nonperforming loans as a percentage of period end loans(2)	0.11%	0.08%	0.08%	0.10%	0.07%
Net charge-offs	$798	$1,047	$1,332	$1,502	$1,306
Net charge-off rate(3)	0.19%	0.27%	0.35%	0.38%	0.32%
Number of vehicles repossessed during the period	107	132	147	154	164
Quarterly production weighted average beacon score	783	776	758	758	758
(1)	Includes held-for-sale
(2)	Calculated by dividing loan category as of the end of the period by period-end loans including held for sale for the specified loan portfolio
(3)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
ANALYSIS OF INDIRECT LENDING
(UNAUDITED)

	As of or for the Quarter Ended
($ in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Production by state:
Alabama	$19,216	$13,587	$10,399	$14,452	$11,613
Arkansas	30,732	26,997	26,569	33,602	32,789
North Carolina	28,912	16,545	14,110	15,858	13,734
South Carolina	16,559	10,959	11,232	15,020	11,953
Florida	87,750	51,723	49,976	65,053	56,432
Georgia	45,571	31,266	28,091	36,178	29,150
Mississippi	32,141	24,535	20,136	21,370	17,784
Tennessee	17,635	10,931	10,012	14,143	12,963
Virginia	6,495	8,223	6,292	10,282	6,063
Texas (2)	—	13,312	26,542	32,902	24,942
Louisiana	60,021	47,576	45,306	56,046	49,849
Oklahoma (2)	—	430	1,051	1,635	1,780
Total production by state	$345,032	$256,084	$249,716	$316,541	$269,052

Loan sales	$59,681	$27,115	$151,996	$192,435	$97,916
Portfolio yield (1)	2.98%	2.92%	2.84%	2.87%	2.88%

(1)	Includes held-for-sale
(2)	Fidelity exited the Oklahoma and Texas markets in Q3 2017

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
INCOME FROM MORTGAGE BANKING ACTIVITIES
(UNAUDITED)

	As of or for the Quarter Ended
(in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Marketing gain, net	$16,683	$19,713	$21,355	$18,677	$19,364
Origination points and fees	3,482	3,815	4,189	3,021	3,786
Loan servicing revenue	5,851	5,616	5,379	5,341	5,088
Gross mortgage revenue	$26,016	$29,144	$30,923	$27,039	$28,238
Less:
MSR amortization	(3,609)	(3,560)	(3,331)	(3,158)	(3,918)
MSR (impairment)/recovery, net	(1,476)	(544)	(636)	1,989	13,144
Total income from mortgage banking activities	$20,931	$25,040	$26,956	$25,870	$37,464

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
ANALYSIS OF MORTGAGE LENDING
(UNAUDITED)

	As of or for the Quarter Ended
($ in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Production by region:
Georgia	$423,876	$490,323	$519,497	$395,404	$532,177
Florida	103,490	95,010	95,983	46,365	46,140
Alabama/Tennessee(2)	4,609	7,299	7,294	3,600	5,485
Virginia/Maryland	106,398	129,774	143,885	81,901	139,283
North and South Carolina	31,360	30,448	33,767	25,727	33,783
Total production by region	$669,733	$752,854	$800,426	$552,997	$756,868

% for purchases	82.9%	86.3%	89.6%	80.9%	61.3%
% for refinance loans	17.1%	13.7%	10.4%	19.1%	38.7%

Portfolio Production:	$66,236	$56,072	$46,902	$51,061	$38,907

Funded loan type (UPB):
Conventional	62.0%	62.0%	62.5%	63.9%	68.9%
FHA/VA/USDA	21.5%	23.3%	24.6%	24.2%	21.6%
Jumbo	16.5%	14.7%	12.9%	11.9%	9.5%

Gross pipeline of locked loans to be sold (UPB)	$203,896	$265,444	$360,551	$374,739	$211,921
Loans held for sale (UPB)	$262,315	$250,960	$271,714	$195,772	$250,094

Total loan sales (UPB)	$602,171	$731,595	$689,073	$566,003	$758,775
Conventional	64.3%	63.0%	63.6%	69.9%	72.8%
FHA/VA/USDA	25.0%	27.1%	26.6%	23.0%	22.6%
Jumbo	10.7%	9.9%	9.8%	7.1%	4.6%

Average loans outstanding(1)	$701,932	$698,068	$664,099	$592,537	$634,511

(1) Includes held-for-sale
(2) Tennessee added in Q1 2017

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
THIRD PARTY MORTGAGE LOAN SERVICING
(UNAUDITED)

	As of or for the Quarter Ended
($ in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Loans serviced for others (UPB)	$8,917,117	$8,715,198	$8,357,934	$8,067,426	$7,787,470
Average loans serviced for others (UPB)	$8,896,305	$8,657,475	$8,304,065	$8,013,761	$7,625,384

MSR book value, net of amortization	$110,497	$107,434	$102,549	$98,550	$95,282
MSR impairment	(9,818)	(8,343)	(7,799)	(7,163)	(9,152)
MSR net carrying value	$100,679	$99,091	$94,750	$91,387	$86,130

MSR carrying value as a % of period end UPB	1.13%	1.14%	1.13%	1.13%	1.11%

Delinquency % loans serviced for others	1.87%	1.41%	1.02%	0.53%	0.69%

MSR revenue multiple(1)	4.29	4.38	4.38	4.25	4.14

(1) MSR carrying value (period end) to period end loans serviced for others divided by the ratio of annualized mortgage loan servicing revenue to average mortgage loans serviced for others

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
AVERAGE BALANCE, INTEREST AND YIELDS
(UNAUDITED)

	For the Quarter Ended
	December 31, 2017		September 30, 2017		December 31, 2016
	Average	Yield/	Average	Yield/	Average	Yield/
($ in thousands)	Balance	Rate	Balance	Rate	Balance	Rate
Assets
Interest-earning assets:
Loans, net of unearned income (1)	$3,832,444	4.15%	$3,725,976	3.98%	$3,774,939	3.90%
Investment securities (1)	142,494	2.86%	147,572	2.76%	179,802	2.92%
Other earning assets	193,186	1.18%	273,505	1.16%	96,423	0.46%
Total interest-earning assets	4,168,124	3.97%	4,147,053	3.75%	4,051,164	3.77%
Noninterest-earning assets:
Cash and due from banks	39,173		41,590		32,390
Allowance for loan losses	(30,579)		(30,518)		(29,335)
Premises and equipment, net	88,124		87,679		88,361
Other real estate	8,631		9,111		16,023
Other assets	232,055		224,730		209,976
Total noninterest-earning assets	337,404		332,592		317,415
Total assets	$4,505,528		$4,479,645		$4,368,579
Liabilities and shareholders’ equity
Interest-bearing liabilities:
Demand and money market deposits	$1,482,686	0.44%	$1,447,874	0.42%	$1,179,837	0.25%
Savings deposits	352,235	0.33%	340,663	0.31%	350,885	0.33%
Time deposits	958,790	0.94%	1,021,563	0.92%	1,052,082	0.89%
Total interest-bearing deposits	2,793,711	0.60%	2,810,100	0.59%	2,582,804	0.52%
Other short-term borrowings	31,253	0.22%	20,899	0.32%	295,369	0.64%
Subordinated debt	120,571	5.07%	120,538	5.04%	120,439	4.94%
Total interest-bearing liabilities	2,945,535	0.78%	2,951,537	0.77%	2,998,612	0.71%
Noninterest-bearing liabilities and shareholders’ equity:
Demand deposits	1,124,759		1,103,414		978,909
Other liabilities	42,486		44,732		36,516
Shareholders’ equity	392,748		379,962		354,542
Total noninterest-bearing liabilities and shareholders’ equity	1,559,993		1,528,108		1,369,967
Total liabilities and shareholders’ equity	$4,505,528		$4,479,645		$4,368,579
Net interest spread		3.19%		2.98%		3.06%
Net interest margin		3.42%		3.20%		3.25%

(1) Interest income includes the effect of taxable-equivalent adjustment using a 35% tax rate.

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RATIO RECONCILIATION
(UNAUDITED)

	For the Quarter Ended
($ in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Reconciliation of nonperforming assets to adjusted nonperforming assets:
Nonaccrual loans	$47,012	$41,408	$37,894	$38,377	$35,358
Add: loans past due 90 days or more and still accruing	6,313	6,534	7,210	8,414	6,189
Add: repossessions	2,392	2,040	1,779	1,654	2,274
Add: Other Real Estate (ORE)	7,621	8,624	9,382	11,284	14,814
Nonperforming assets (GAAP)	63,338	58,606	56,265	59,729	58,635

Less: amount of GNMA repurchased government-guaranteed loans included in nonaccrual loans	(19,478)	(15,450)	(12,502)	(12,287)	(7,771)
Less: SBA guaranteed loans included in nonaccrual	(1,652)	(2,145)	(2,949)	(3,373)	(4,248)
Less: Nonaccrual acquired loans	(6,370)	(7,509)	(4,878)	(5,719)	(6,136)
Adjusted nonperforming assets, excluding acquired loans, SBA, and GNMA (Non-GAAP)	$35,838	$33,502	$35,936	$38,350	$40,480
Reconciliation of total loans, ORE and repossessions to total loans, ORE and repossessions, less acquired loans
Loans, excluding Loans Held-for-Sale	$3,580,966	$3,409,707	$3,332,132	$3,354,926	$3,302,264
Add: Loans Held-for-Sale	357,755	340,329	394,710	361,117	465,328
Add: ORE	7,621	8,624	9,382	11,284	14,814
Add: repossessions	2,392	2,040	1,779	1,654	2,274
Total loans, ORE, and repossessions (GAAP)	3,590,979	3,760,700	3,738,003	3,728,981	3,784,680

Less: acquired loans	196,565	216,994	230,256	258,366	275,515
Total loans, ORE, and repossessions, less acquired loans (non-GAAP)	$3,394,414	$3,543,706	$3,507,747	$3,470,615	$3,509,165
Nonperforming assets to loans, ORE, and repossessions (GAAP)	1.76%	1.56%	1.51%	1.60%	1.55%
Adjusted nonperforming assets to loans, ORE, and repossessions (non-GAAP)	1.06%	0.95%	1.02%	1.10%	1.15%

Nonperforming assets to total assets (GAAP)	1.38%	1.30%	1.22%	1.32%	1.34%
Adjusted nonperforming assets to total assets (non-GAAP)	0.78%	0.74%	0.78%	0.85%	0.92%

Reconciliation of allowance to adjusted allowance:
Allowance for loan losses (GAAP)	$29,772	$30,703	$30,425	$30,455	$29,830
Less: allowance allocated to indirect auto loans	(10,258)	(10,116)	(9,767)	(9,442)	(9,522)
Less: allowance allocated to acquired loans	(209)	(159)	(284)	(284)	(284)
Adjusted allowance for loan losses (non-GAAP)	$19,305	$20,428	$20,374	$20,729	$20,024

Reconciliation of total loans to adjusted total loans:
Total loans, excluding Loans HFS	$3,580,966	$3,409,707	$3,332,132	$3,354,926	$3,302,264
Less: indirect auto loans	(1,716,156)	(1,609,689)	(1,531,761)	(1,565,298)	(1,575,865)
Less: acquired loans	(196,565)	(216,994)	(230,256)	(258,366)	(275,515)
Adjusted total loans (non-GAAP)	$1,668,245	$1,583,024	$1,570,115	$1,531,262	$1,450,884

Allowance to total loans (GAAP)	0.83%	0.90%	0.91%	0.91%	0.90%
Adjusted allowance to adjusted total loans (non-GAAP)	1.16%	1.29%	1.30%	1.35%	1.38%